EXHIBIT 99



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[LOGO]    PHS Bancorp, Inc.
          744 Shenango Road
          Beaver Falls, Pennsylvania
          15010

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Peoples Home Savings Bank               Contact:       James P. Wetzel, Jr.
PHS Bancorp, Inc.                                      President
Beaver Falls, Pennsylvania                             (724) 846-7300





                                PHS BANCORP, INC.
                                   ANNOUNCES
                       ADOPTION OF STOCK REPURCHASE PLAN


     Beaver  Falls,  Pennsylvania  - January 24, 2000  (Nasdaq  "PHSB") -- James
P. Wetzel, Jr., President of PHS Bancorp, Inc. ("Company") and its subsidiary, Peoples Home Savings Bank (the "Bank"), announced today that the Company has obtained all requisite approvals for its repurchase plan whereby it will purchase up to 89,400 shares or 8% of its common stock held by persons other than PHS Bancorp, M.H.C.

     The stock purchases shall be utilized to fund the Bank's stock plans and general market purposes. Such stock purchases are expected to be made in open-market transactions, subject to the terms of the plan, including the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. The Company anticipates purchasing such shares during the next twelve months.

     The Bank, a Pennsylvania chartered savings bank, operates nine offices in the Pennsylvania Counties of Beaver and Lawrence. At December 31, 1999, the Company had total consolidated assets of $268.6 million, total deposits of $189.3 million and total stockholders equity of $26.7 million.



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Phone: 724-846-7300                                            Fax: 724-846-6135